Exhibit 10.1

REALD INC.

SALARY AND STOCK UNIT ELECTION AGREEMENT

Please review this Salary and Stock Unit Election Agreement (this “Election Agreement”) and return a signed copy to [                     ] of RealD Inc. (the “Company”) no later than [                , 2013].  Capitalized terms not explicitly defined in this Election Agreement but defined in the RealD Inc. 2010 Stock Incentive Plan (the “Plan”) will have the same definitions as in the Plan.

Name: [                          ]

Base Salary as of November 25, 2013 (“Current Base Salary”):

Election:

By signing this Election Agreement, you hereby elect to forego receipt of 25% of your Current Base Salary for the one-year period commencing on November 25, 2013 (“Foregone Base Salary”) in exchange for the grant of Stock Units under the Plan covering a number of Shares with a total Fair Market Value as of the date of grant equal to 115% of the amount of such Foregone Base Salary (with the number of Shares rounded down to the nearest whole number).  For example purposes only, if you sign this Election Agreement and the amount of your Foregone Base Salary would be $100,000, you would be granted Stock Units covering a number of Shares with a total Fair Market Value as of the date of grant equal to $115,000 (with the number of Shares rounded down to the nearest whole number).

Terms and Conditions:

By signing this Election Agreement, you hereby acknowledge your understanding of and agreement with the following:

1.               The Stock Units described in this Election Agreement will be granted on the date of approval by the Compensation Committee of the Board of Directors of the Company.

2.               All of the terms and conditions governing the Stock Units described in this Election Agreement (including vesting and settlement) will be set forth in a Stock Unit Agreement between you and the Company, the form of which is attached to this Election Agreement.

3.               Your Current Base Salary will be used (to the extent applicable) for purposes of calculating any of the following benefits or payments that you may be entitled to receive during the one-year period commencing on November 25, 2013 (without taking into account any adjustment due to this Election Agreement): any base salary raises, refresh grants, severance, resignation, termination, redundancy, dismissal or end of Service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

4.               This Election Agreement will not preclude the Company from granting any increases to base salaries, making refresh grants or making any other decisions regarding compensation during the Company’s normal compensation adjustment cycle in 2014, assuming that the Company determines that any such adjustments are warranted.

5.               You are making the election described in this Election Agreement voluntarily.  This Election Agreement will not entitle you to any severance payments or benefits under the terms of your employment agreement with the Company, if any.

6.               Your rights and interests under this Election Agreement may not be assigned, pledged, or transferred other than as provided in the Plan.

7.               This Election Agreement is irrevocable.

8.               This Election Agreement will be interpreted and enforced under the laws of the State of California.

By signing this Election Agreement, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Election Agreement.

[NAME]	REALD INC.

(Signature)	(Signature)
Name:
Title:
Date:	Date:

Attachment: Form of Stock Unit Agreement